EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-46836, 333-64799, 333-169276 and 333-180829 on Form S-8 of Warwick Valley Telephone Company of our report dated March 18, 2013, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the partnership’s business), appearing in this Amendment No. 1 to Form 10-K of Alteva, Inc. (formerly known as Warwick Valley Telephone Company) for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
August 7, 2013